Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Janet L. Ziomek

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Fourth Quarter and the Nine-Month Period 2002 Financial Results and Appoints Chief Sales Officer

ORLANDO, Fla.—March 25, 2003—Rotech Healthcare Inc. (the “Company”) today reported that net revenues for the fourth quarter ended December 31, 2002 were $154.9 million, a decrease of 0.7% versus net revenues of $156.0 million for the same period last year. For the nine-month period ended December 31, 2002, net revenues were $463.0 million, a 0.7% decrease compared to net revenues of $466.5 million for the nine-month period ended December 31, 2001. Net revenues have been presented for the nine-month period ended December 31, 2002 because our predecessor, Rotech Medical Corporation, was the reporting entity for prior years through the first quarter of 2002, when it transferred substantially all of its assets to Rotech Healthcare Inc., the successor reporting entity, and the application of “fresh-start” accounting principles on April 1, 2002. As a result of adopting “fresh-start” accounting and emerging from bankruptcy, historical financial information may not be comparable with financial information for those periods after emergence from bankruptcy. Net earnings for the fourth quarter were $2.1 million as compared to net earnings of $1.3 million in the fourth quarter of 2001. Net earnings for the nine-month period ended December 31, 2002 were $13.9 million as compared to net earnings of $6.5 million for the nine-month period ended December 31, 2001. Diluted earnings per share were $.08 and $.54 for the quarter and nine-month period ended December 31, 2002, respectively. Rotech Medical Corporation was a wholly owned subsidiary of Integrated Health Services, Inc. for the nine-month period and fourth quarter 2001.

Respiratory therapy equipment and services revenues represented 81.4% of total revenue for the fourth quarter and increased 4.6% over the fourth quarter of last year. Respiratory therapy equipment and services revenues represented 79.6% of total revenue for the nine-month period ended December 31, 2002 and increased 3.8% versus the same period last year. The increase in respiratory revenues reflects the Company’s focus on its oxygen concentrator and nebulizer medication businesses.

Durable medical equipment (DME) revenues represented 16.8% of total revenue in the fourth quarter and declined 22.1% versus the same period last year. DME revenues represented 18.4% of total revenue for the nine-month period ended December 31, 2002 and declined 14.8% versus the same period last year. The decline in DME revenues is the result of a decreased emphasis on this business in recent quarters; however, the Company has initiated new efforts to rebuild its DME rental business.

The Company views earnings from continuing operations before interest, income taxes, deprecation and amortization (EBITDA) as a commonly used analytic indicator within the health care industry, which serves as a measure of leverage capacity and debt service ability. Due to unique operating circumstances associated with the predecessor company’s emergence from bankruptcy, the Company believes certain charges associated with its reorganization, settlement of government claims, inventory losses related to resolution of the internal investigation into its Veterans Administration program, and other items (including severance, search fees, relocation costs and location closure and consolidation expenses) should be considered when analytically assessing the Company’s operating performance. These additional expenses are considered “Other Items” in the table below. These performance measures should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from this benchmark are significant components in understanding and assessing financial performance. EBITDA adjusted for Other Items should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA adjusted for Other Items is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, the benchmarks as presented may not be comparable to other similarly titled measures of other companies.

EBITDA adjusted for Other Items was $40.9 million as compared to $42.4 million for the fourth quarters ended December 2002 and December 2001, respectively. For the nine-month period ended December 31, 2002 and 2001, EBITDA adjusted for Other Items was $121.5 million and $127.8 million, respectively.

Comparable Reconciliation of Net Earnings to EBITDA Adjusted for Other Items

	Nine Months Ended December 31,		Three Months Ended Dec 31,	Three Months Ended Dec 31,
	2001	2002	2001	2002
Net earnings (loss)	$6,466	$13,872	$1,288	$2,064
Income taxes (benefit)	20,203	10,903	4,028	3,032
Interest expense (income)	(306)	33,093	(71)	10,625
Depreciation & amortization	80,424	47,935	28,244	17,112
Provision for settlement of government claims	2,516	—	506	—
Provision for inventory losses	1,707	—	1,103	—
Reorganization items	16,798	3,899	7,282	2,405
Other items	—	11,808	—	5,692

EBITDA adjusted for Other Items	$127,808	$121,510	$42,380	$40,930

Other Developments

J. Chad Brown has been appointed Chief Sales Officer, responsible for all sales and marketing activities within Rotech Healthcare Inc. Chad had previously been employed as Division Vice President of Sales for Apria Healthcare since 1998.

Philip L. Carter, President and Chief Executive Officer issued the following statement. “It is apparent that considerable restructuring is needed in order for the Company to be competitive with others in the home healthcare business. While much was accomplished as Rotech emerged from the Integrated Health Services, Inc. bankruptcy there is still more to do, particularly in head count reduction, fleet management and downsizing, driver scheduling, transfill station and real estate efficiencies, purchasing and inventory management, and billing consolidation.

“With over 500 branches nationwide it is expected that it will take the balance of 2003 to make significant progress on the many tasks in front of us before the new financial model emerges.

“The process will result in additional costs that will run through the financial statements as normal business items, particularly in the first and second quarters of 2003.

“Reported revenue may well be flat to down when compared to 2002 as the Company analyzes its ancillary businesses and many contracts. If these contracts and businesses do not meet the Company’s profit requirements or are inconsistent with its core business then they will be discontinued.

“The goal is to enter 2004 with a more profitable model (as measured by EBITDA and pretax profit as a percentage of revenue) compared to where the Company is now. A more profitable and efficient model will provide a better platform for future growth.

“At December 31, 2002, we are in compliance with all debt covenants, however, when the Company negotiated its credit agreement upon its emergence from bankruptcy, it anticipated better financial results than those reported. As a result of this, a waiver of one or more covenants in the credit agreement may be required prior to the end of the third quarter of 2003. Continuing to generate cash in excess of operating needs has allowed the Company to reduce debt beyond that required in the credit agreement.

“In summary, the strategic plan has 5 elements.

1)	The fundamental nature of the business will not change. A small rural branch model primarily targeting Medicare respiratory patients, with careful pursuit of managed care contracts.

2)	Exit product lines, business units and contracts that are inconsistent with profit objectives or strategic direction.

3)	Reduce costs as a percentage of revenue by head count reduction, and implementation of standard operating procedures.

4)	Strengthen the balance sheet by reducing debt, increasing inventory turns, and capital expenditure control.

5)	When the new model is established increase revenue by internal growth and acquisitions.”

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through over 500 operating centers, located principally in non-urban markets. Rotech’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid; the collectibility of the Company’s accounts receivable; changes in government regulation generally; compliance with various settlement agreements and corporate compliance programs established by the Company; the Company’s emergence from bankruptcy and its spin-off from its former parent company; compliance with confidentiality requirements with respect to patient information; and other factors. Rotech Healthcare Inc. does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Rotech Healthcare Inc.

Balance Sheets

(unaudited)

(Dollars in Thousands)

	Predecessor Company December 31, 2001	Successor Company December 31, 2002

ASSETS

Current assets:
Cash and cash equivalents	$4,970	$28,012
Accounts receivable, net	117,405	97,418
Other accounts receivable	2,283	2,066
Inventories, net	22,312	21,447
Other current assets	27,660	8,404

Total current assets	174,630	157,347

Property and equipment, net	257,338	217,364
Intangible assets, net	8,604	18,966
Goodwill, net	774,825	2,316
Reorganization value in excess of value of identifiable assets—goodwill	—	668,923
Other assets	13,299	26,290

	$1,228,696	$1,091,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued liabilities	$39,514	$74,877
Current portion of long term debt	—	1,799

Total current liabilities	39,514	76,676

Liabilities subject to compromise	48,373	—
Due to parent company, net	394,354	—
Deferred tax liabilities	58,359	14,987
Priority tax claim	—	8,957
Long term debt, less current portion	—	476,714
Commitments and contingencies
Series A Convertible Redeemable Preferred Stock	—	5,346

Stockholders’ equity:
Common stock	1	2
Additional paid-in capital	565,893	494,998
Retained earnings	122,202	13,526

Total stockholders’ equity	688,096	508,526

	$1,228,696	$1,091,206

Rotech Healthcare Inc.

Consolidated Statements of Operations

(unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Predecessor Company					Successor Company
	Year Ended December 31, 2001	Three Months Ended March 31, 2001	Three Months Ended December 31, 2001	Nine Months Ended December 31, 2001	Three Months Ended March 31, 2002(1)	Three Months Ended December 31, 2002	Nine Months Ended December 31, 2002
Net revenues	$614,487	$148,000	$156,012	$466,487	$154,750	$154,892	$463,025
Costs and expenses:
Cost of net revenues, including rental equipment depreciation	141,846	34,915	37,407	106,931	34,660	35,612	106,905
Provision for doubtful accounts	20,917	4,620	3,699	16,297	3,661	3,074	11,481
Selling, general and administrative	329,516	79,678	84,906	249,838	84,996	94,595	274,300
Depreciation and amortization	60,736	14,699	15,864	46,037	2,839	3,485	8,572
Interest expense (income)	(322)	(16)	(71)	(306)	(17)	10,625	33,093
Provision for settlement of government claims	2,516	—	506	2,516	—	—	—
Provision for inventory losses	2,141	434	1,103	1,707	264	—	—

Total costs and expenses	557,350	134,330	143,414	423,020	126,403	147,391	434,351

Earnings before reorganization items, income taxes and extraordinary items	57,137	13,670	12,598	43,467	28,347	7,501	28,674
Reorganization items	17,107	309	7,282	16,798	182,291	2,405	3,899

Earnings (loss) before income taxes and extraordinary items	40,030	13,361	5,316	26,669	(153,944)	5,096	24,775
Federal and state income taxes (benefit)	30,324	10,121	4,028	20,203	(203)	3,032	10,903

Earnings (loss) before extraordinary items	9,706	3,240	1,288	6,466	(153,741)	2,064	13,872
Extraordinary gain on debt discharge	—	—	—	—	20,441	—	—

Net earnings (loss)	9,706	3,240	1,288	6,466	(133,300)	2,064	13,872
Accrued dividends on redeemable preferred stock	—	—	—	—	—	113	346

Net earnings (loss) available for common stockholders	$9,706	$3,240	$1,288	$6,466	$(133,300)	1,951	$13,526

Net earnings per common share—basic and diluted						$0.08	$0.54

Weighted average shares outstanding—basic and diluted						25,000,000	25,000,000

(1)	Subsequent to the issuance of the Company’s consolidated financial statements for the quarter ended March 31, 2002, it was determined that the effects of revaluing the predecessor company’s assets and liabilities, in accordance with SOP No. 90-7, should have been reflected as an additional charge to the predecessor company’s final statement of operations. The adjustment was previously reported as a fresh-start adjustment directly to the predecessor company’s stockholders’ equity accounts.

The adjustment to the predecessor company’s statement of operations is approximately $153,197 of reorganization expense to write-down the predecessor company’s assets to fair market value. As a result of this adjustment, the expense related to the reorganization items of the predecessor company for the three months ended March 31, 2002 increased from approximately $29,094 to $182,291. As a result, the amounts previously reported for the three months ended March 31, 2002 for reorganization expense and net income were understated by $153,197 and overstated by $153,197, respectively.

The restatement amounts did not impact the predecessor company balance sheet as of March 31, 2002 nor does it affect the Company’s net earnings for the nine month period December 31, 2002 or any subsequent periods.

ROTECH HEALTHCARE INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(Dollars in Thousands)

	Predecessor Company					Successor Company
	Year Ended December 31, 2001	Three Months Ended March 31, 2001	Three Months Ended December 31, 2001	Nine Months Ended December 31, 2001	Three Months Ended March 31, 2002(1)	Three Months Ended December 31, 2002	Nine Months Ended December 31, 2002
Net earnings (loss)	$9,706	$3,240	$1,288	$6,466	$(133,300)	$2,064	$13,872
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Reorganization items	17,107	309	7,282	16,798	182,291	2,405	3,899
Depreciation and amortization	105,415	24,991	28,244	80,424	14,986	17,112	47,935
Deferred income taxes	(295)	—	(2,290)	(295)	—	3,879	(448)
Extraordinary gain on debt discharge	—	—	—	—	(20,441)	—	—
Net change in operating assets and liabilities	(15,806)	(16,088)	2,188	282	(10,198)	15,922	34,803

Net cash provided by operating activities	116,127	12,452	36,712	103,675	33,338	41,382	100,061
Net cash used by reorganization items	(2,158)	(309)	(890)	(1,849)	(8,848)	(215)	(1,710)

Net cash provided by operating activities and reorganization items	113,969	12,143	35,822	101,826	24,490	41,167	98,351

Cash flows from investing activities:
Purchases of property and equipment	(79,765)	(18,448)	(17,135)	(61,317)	(15,299)	(16,308)	(47,273)
Business acquisitions	(607)	225	(607)	(832)	—	—	(2,903)
Decrease (increase) in other assets	(4,617)	2,654	176	(7,271)	(6,929)	—	(363)

Net cash used in investing activities	(84,989)	(15,569)	(17,566)	(69,420)	(22,228)	(16,308)	(50,539)

Cash flows from financing activities:
Net proceeds from long term borrowings	—	—	—	—	483,040	—	—
Debt issuance costs	—	—	—	—	16,960	—	—
Payments of long term borrowings	—	—	—	—	—	(15,487)	(21,487)
Payments of liabilities subject to compromise	—	—	—	—	(27,932)	—	—
Net proceeds from sale/lease back of vehicles	—	—	—	—	10,191	—	—
Distributions to parent company, net	(39,121)	(2,479)	(19,965)	(36,642)	(487,804)	—	—

Net cash used in financing activities	(39,121)	(2,479)	(19,965)	(36,642)	(5,545)	(15,487)	(21,487)

Decrease in cash and cash equivalents	(10,141)	(5,905)	(1,709)	(4,236)	(3,283)	9,372	26,325

Cash and cash equivalents, beginning of period	15,111	15,111	6,679	9,206	4,970	18,640	1,687

Cash and cash equivalents, end of period	$4,970	$9,206	$4,970	$4,970	$1,687	$28,012	$28,012

(1)	Subsequent to the issuance of the Company's consolidated financial statements for the quarter ended March 31, 2002, it was determined that the effects of revaluing the predecessor company’s assets and liabilities, in accordance with SOP No. 90-7, should have been reflected as an additional charge to the predecessor company’s final statement of operations. The adjustment was previously reported as a fresh-start adjustment directly to the predecessor company’s stockholders' equity accounts.

The adjustment to the predecessor company’s statement of operations is approximately $153,197 of reorganization expense to write-down the predecessor company’s assets to fair market value. As a result of this adjustment, the expense related to the reorganization items of the predecessor company for the three months ended March 31, 2002 increased from approximately $29,094 to $182,291. As a result, the amounts previously reported for the three months ended March 31, 2002 for reorganization expense and net income were understated by $153,197 and overstated by $153,197, respectively.

The restatement amounts did not impact the predecessor company balance sheet as of March 31, 2002 nor does it affect the Company's net earnings for the nine month period December 31, 2002 or any subsequent periods.